EXHIBIT 23.01

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this amended Registration Statement of Griffin Gold Group, Inc. on Form SB-2 of our reports dated January 13, 1998 and October 20, 1997, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated October 20, 1997 relating to the financial statement schedules appearing elsewhere in this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


MALONE & BAILEY
Houston, Texas

January 21, 1998


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January 20, 1998


Griffin Gold Group, Inc.
15915 Katy Freeway, Suite 250
Houston, TX  77094

We have reviewed, in accordance with standards established by the American Insti tute of Certified Public Accountants, the unaudited interim financial information of Griffin Gold Group, Inc. for the three months ended September 30, 1997, as indicated in our report dated January 13, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


MALONE & BAILEY, PLLC